Exhibit 99.1

Greenwich LifeSciences, Inc. Announces Partnership with Baylor College of Medicine for its Planned Phase III Clinical Trial

STAFFORD, Texas—(BUSINESS WIRE)— Greenwich LifeSciences, Inc. (Nasdaq: GLSI) (the “Company”), a clinical-stage biopharmaceutical company focused on the development of GP2, an immunotherapy to prevent breast cancer recurrences in patients who have previously undergone surgery, today announced the formation of a partnership with Baylor College of Medicine in Houston, Texas to act as the lead clinical site for the Company’s upcoming Phase III clinical trial. Professor Mothaffar F. Rimawi has agreed to serve as the Global Principal Investigator of the Phase III clinical trial, and Professor C. Kent Osborne and Professor Rimawi are expected to serve as the first members of the Company’s Clinical Advisory Board for the development of GP2 immunotherapy across all indications and HER2 expressing cancers.

Snehal Patel, CEO of Greenwich LifeSciences, commented, “We are pleased to have entered into this collaboration with such prominent key opinion leaders who are truly committed to evaluating the potential of GP2 immunotherapy. Due to GP2’s safety profile, GP2 immunotherapy may provide clinicians with an option to deescalate treatment of patients by reducing the use of other, more toxic and expensive standard of care treatments. Both Professors Rimawi and Osborne have already introduced us to other breast cancer clinical sites and clinical leaders who have provided input into the design of the upcoming Phase III trial and who have expressed an interest in participating in the Phase III trial as high enrollment sites. In addition, we have also been jointly exploring the addition of both US and European breast cancer cooperative groups to more rapidly expand the clinical team.”

Professor Rimawi added, “We are excited to jointly evaluate the potential of GP2 immunotherapy. We believe that our patients will seek to participate in the upcoming trial as the GP2 Phase IIb clinical trial data suggests that GP2 could be both safe and effective and could be easily administered during standard of care follow-up visits. Our patients are seeking safe preventative treatments that allow them to transition away from the trauma of surgery, trastuzumab-based therapies, other HER2 targeted therapies, chemotherapy, and radiation as they seek to return to normal and healthy lives.”

Professor Osborne commented, “Bringing new alternatives to chemotherapy and improving quality of life for patients undergoing treatment for breast cancer are primary focuses of the Breast Cancer Program. GP2 immunotherapy may represent one such opportunity, and we look forward to collaborating with Greenwich LifeSciences and supporting the planned clinical trial with the resources of both the Dan L Duncan Comprehensive Cancer Center and the Baylor College of Medicine.”

Professor Mothaffar F. Rimawi is board certified in internal medicine, hematology and medical oncology, and serves as both Executive Medical Director and Co-Leader of the Breast Cancer Program at the Dan L Duncan Comprehensive Cancer Center.

Professor C. Kent Osborne is board certified in internal medicine, hematology and medical oncology, and serves as both the Tina and Dudley Sharp Chair in Oncology and the founding Director of the Dan L Duncan Comprehensive Cancer Center. Professor Osborne is also Professor of Medicine and Molecular and Cellular Biology at Baylor College of Medicine.

About Dan L Duncan Comprehensive Cancer Center

The Dan L Duncan Comprehensive Cancer Center at Baylor College of Medicine has grown and matured over the 13 years since its original designation as a Cancer Center by the National Cancer Institute, which was followed by an NCI Comprehensive Cancer Center designation in 2015. The clinical operations have expanded with new faculty and programs, and the center moved into new clinical space on the McNair campus in January 2019. The research portfolio has grown dramatically to more than $180 million in annual cancer relevant research funding today from less than $100 million in 2007. These amazing accomplishments were made possible by the transformational gift in 2006 from Dan L Duncan and his family.

Baylor College of Medicine

Baylor College of Medicine is a leading health sciences university that creates knowledge and applies science and discoveries to further education, healthcare and community service locally and globally. The College was founded in the early 1900s, and in 1943, the MD Anderson Foundation invited Baylor University College of Medicine to join the newly formed Texas Medical Center in Houston, Texas. Four years later, the College moved into its present site in The Roy and Lillie Cullen Building, the first building completed in the new Texas Medical Center. The College’s rise in prominence began in the 1950s when Dr. Michael E. DeBakey’s innovative surgical techniques garnered international attention. In 1969, the College separated from Baylor University to become an independent institution.

About Breast Cancer and HER2/neu Positivity

One in eight U.S. women will develop invasive breast cancer over her lifetime, with approximately 266,000 new breast cancer patients and 3.1 million breast cancer survivors in 2018. HER2/neu (human epidermal growth factor receptor 2) protein is a cell surface receptor protein that is expressed in a variety of common cancers, including in 75% of breast cancers at low (1+), intermediate (2+), and high (3+ or over-expressor) levels.

About Greenwich LifeSciences, Inc.

Greenwich LifeSciences is a clinical-stage biopharmaceutical company focused on the development of GP2, an immunotherapy to prevent breast cancer recurrences in patients who have previously undergone surgery. GP2 is a 9 amino acid transmembrane peptide of the HER2/neu protein. In a randomized, single-blinded, placebo-controlled, multi-center (16 sites led by MD Anderson Cancer Center) Phase IIb clinical trial, no recurrences were observed in the HER2/neu 3+ adjuvant setting after median 5 years of follow-up, if the patient received the 6 primary intradermal injections over the first 6 months (p = 0.0338). Of the 138 patients that have been treated with GP2 to date over 4 clinical trials, GP2 treatment was well tolerated and no serious adverse events were observed related to GP2 immunotherapy. Greenwich LifeSciences is planning to commence a Phase III clinical trial using a similar treatment regime as the Phase IIb clinical trial. For more information on Greenwich LifeSciences, please visit the company’s website: www.greenwichlifesciences.com

Forward-Looking Statement Disclaimer

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Greenwich LifeSciences Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Greenwich LifeSciences Inc. undertakes no duty to update such information except as required under applicable law.

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Investor & Public Relations Team

Snehal Patel

Investor Relations

(832) 819-3232

info@greenwichlifesciences.com

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